Exhibit 99.2

MAYNE PHARMA LIMITED

Half-year Report (unaudited)

Financial Six Months ended 31 December 2006

MAYNE PHARMA LIMITED
Condensed Consolidated Interim Income Statement (unaudited)
Financial six months ended 31 December 2006

		December	December
	Note	2006	2005
		$’000	$’000
Sales revenue	2	427,882	377,434
Cost of sales		(228,688)	(212,353)
Gross profit		199,194	165,081

Other income	5	6,096	5,318
Distribution expenses		(9,317)	(9,679)
Selling and marketing expenses		(60,507)	(39,330)
Administrative expenses		(39,638)	(31,948)
Product development expenditure	9	(12,857)	(12,385)
Amortisation of operating rights and licences		(12,584)	(11,512)
Other expenses	6	(71,082)	(122,944)
Results from operating activities	2	(695)	(57,399)

Financial income		1,678	623
Financial expense		(2,588)	(3,712)
Net financing costs		(910)	(3,089)
Share of net profits of associates accounted for using the equity method		233	(156)

Loss before tax		(1,372)	(60,644)

Income tax expense		(9,623)	(9,028)
Net loss attributable to members of Mayne Pharma Limited		(10,995)	(69,672)

Earnings per share (note 13):

The earnings per share calculations presented below have been prepared in accordance with AASB 133 Earnings per Share.

Basic earnings per share attributable to ordinary equity holders	(1.7) c	(62.5) c
Diluted earnings per share attributable to ordinary equity holders	(1.7) c	(62.5) c

On 18 November 2005, to facilitate the separation of the global pharmaceutical business from Mayne Group Limited, Mayne Pharma Limited issued 640,655,316 new shares (see note 4).  Due to the significant change in the capital structure of the company on the issuance of these shares an alternative denominator has been used for the comparative period in determining the basic and diluted earnings per share figures shown below:

Alternative basic earnings per share attributable to ordinary equity holders	(1.7) c	(10.9) c
Alternative diluted earnings per share attributable to ordinary equity holders	(1.7) c	(10.9) c

The condensed consolidated income statement is to be read in conjunction with the notes to these financial statements

MAYNE PHARMA LIMITED
Condensed Consolidated Interim Statement of Recognised Income and Expenses (unaudited)
Financial six months ended 31 December 2006

		December	December
	Note	2006	2005
		$’000	$’000
Foreign exchange adjustments on consolidation	11	(28,750)	20,366

Available-for-sale financial assets
Gain/(loss) on valuation of available-for-sale investments	11	(338)	(398)
Transfer of available-for-sale equity reserves to income statement		—	3,510
Cash flow hedges:
Effective portion of changes in fair value taken to equity		—	135
Net income recognised directly in equity		(29,088)	23,613

Profit/(loss) for the period		(10,995)	(69,672)

Total recognised income and expense for the period attributable to equity holders		(40,083)	(46,059)

Effects of change in accounting policy to equity holders:

Net gain/(loss) on fair value of available-for-sale investments on first-time adoption of AASB 139		—	(3,112)
		—	(3,112)

Movements in reserves and retained earnings are set out in note 11.  The amounts recognised directly in equity are disclosed net of tax.

The condensed consolidated income statement is to be read in conjunction with the notes to these financial statements

MAYNE PHARMA LIMITED
Condensed Consolidated Interim Balance Sheet (unaudited)
As at 31 December 2006

		December	June
	Note	2006	2006
		$’000	$’000
Current Assets
Cash and cash equivalents		91,911	115,619
Trade and other receivables		250,008	204,918
Inventories		202,391	195,474
Prepayments & other assets		16,543	11,501
Total Current Assets		560,853	527,512

Non-Current Assets
Receivables & other assets		1,726	2,830
Investments accounted for using the equity method		8,760	4,641
Other Investments		529	905
Deferred tax assets		14,488	24,965
Property, plant & equipment	8	239,476	260,205
Intangibles - Goodwill		871,840	884,752
Intangibles - Product development	9	60,253	44,024
Intangibles - Other		277,605	258,508

Total Non-Current Assets		1,474,677	1,480,830

Total Assets		2,035,530	2,008,342

Current Liabilities
Trade payables and accrued liabilities		192,489	138,565
Interest-bearing liabilities		5,375	4,499
Provisions for employee benefits		17,785	18,631
Current tax liabilities		19,057	9,164
Other provisions		34,949	19,939
Total Current Liabilities		269,655	190,798

Non-Current Liabilities
Payables		42	44
Interest-bearing liabilities		6,200	11,591
Deferred tax liabilities		13,100	31,201
Provisions for employee benefits		7,864	6,999
Other provisions		31,953	18,008
Total Non-Current Liabilities		59,159	67,843

Total Liabilities		328,814	258,641

Net Assets		1,706,716	1,749,701

Equity
Equity attributable to equity holders of the parent
Issued capital	10	1,608,760	1,608,760
Reserves	11	9,897	32,277
Retained profits	11	88,059	108,664
Total Equity		1,706,716	1,749,701

The condensed consolidated balance sheet is to be read in conjunction with the notes to these financial statements.

MAYNE PHARMA LIMITED
Condensed Consolidated Interim Statement of Cash Flows (unaudited)
For the six months ended 31 December 2006

	December	December
	2006	2005
	$’000	$’000
Cash flows from operating activities

Cash receipts from customers	446,196	393,508
Cash payments to suppliers and employees	(387,617)	(303,528)

Cash generated from operations	58,579	89,980

Interest received	1,735	324
Interest paid	(1,036)	(938)
Income taxes (paid)/refunded	(11,364)	(4,076)

Net cash from operating activities	47,914	85,290

Cash flows from investing activities

Payments for acquisition of entities and businesses	(165)	(19,591)
Payments for property, plant and equipment	(11,710)	(37,302)
Payments for operating rights and licenses	(25,632)	(14,089)
Payments for capitalised product development costs	(15,841)	(12,436)
Payments for investments	(4,034)	(2,237)
Proceeds from sale of property, plant and equipment	6	—
Proceeds on disposal of entities and businesses	2,262	—

Net cash from investment activities	(55,114)	(85,655)

Cash flows from financing activities

Proceeds from borrowings with Symbion Health Limited	—	37,767
Capitalised borrowing costs	(46)	(1,918)
Repayments of borrowings	(4,181)	—
Payments of dividends	(9,610)	—

Net cash from financing activities	(13,837)	35,849

Net increase/(decrease) in cash and cash equivalents	(21,037)	35,484
Cash and cash equivalents at the beginning of the period	115,619	54,436
Effect of exchange rate fluctuations on cash held	(2,671)	(154)

Cash and cash equivalents at the end of the period	91,911	89,766

The condensed consolidated statement of cash flows is to be read in conjunction with the notes to these financial statements

1. Significant accounting policies

Mayne Pharma Limited (the ‘Company’) is a company domiciled in Australia.  The unaudited interim financial report has been prepared for the six months ended 31 December 2006 comprising the Company and its subsidiaries (together referred to as the ‘consolidated entity’) and the consolidated entity’s interest in associates and jointly controlled entities.

Except as outlined in note 1b) below, the accounting policies applied by the consolidated entity in this consolidated interim financial report are the same as those applied by the consolidated entity in its annual financial report as at and for the year ended 30 June 2006.

(a)  Statement of compliance

The  interim financial report is a general purpose financial report which has been prepared in accordance with the requirements of Accounting Standard AASB 134 Interim Financial Reporting, the recognition and measurement requirements of applicable Australian Accounting Standards (‘AASBs’), adopted by the Australian Accounting Standards Board (‘AASB’), and other authoritative pronouncements of the AASB.  International Financial Reporting Standards (‘IFRSs’) issued by the International Accounting Standards Board (‘IASB’) form the basis of Australian Accounting Standards adopted by the AASB.  This interim financial report, comprising the financial statements and the notes thereto, also complies with IFRSs and Interpretations as issued by the International Accounting Standards Board and applicable to interim financial reports.

The interim financial report does not include all of the information required for a full financial report, and should be read in conjunction with the consolidated annual financial report of the consolidated entity as at and for the year ended 30 June 2006.

The consolidated entity is of a kind referred to in ASIC Order 98/100 dated 10 July 1998, updated by CO 05/641 effective 28 July 2005 and CO 06/51 effective 31 January 2006.  In accordance with the Class Order, amounts in the condensed consolidated interim financial report have been rounded  to the nearest thousand dollars ($’000) unless otherwise stated.

(b)  Basis of preparation

The financial report has been prepared on the basis of historical costs except for derivative financial instruments and available-for-sale investments which have been measured at fair value.

The consolidated entity adopted the following standards in the current accounting period:

AASB7 ‘FinanciaI Instruments: Disclosures’

AASB 2005 -9 ‘Amendments to Australian Accounting Standards’ (September 2005) requiring liabilities arising from the issue of financial guarantee contracts to be recognised in the balance sheet.

AASB 2005 -10 ‘Amendments to Australian Accounting Standards’ (September 2005) making consequential amendments to AASB 132 ‘Financial Instruments: Disclosure’,

AASB 101’Presentation of Financial Instruments’,  AASB 114 ‘Segment Reporting’, AASB 117 ‘Leases’, AASB 133 ‘Earnings per Share’, AASB139 ‘Financial Instruments:Recognition & Measurement’, AASB 1’ First-Time Adoption of Australian Equivalents to International Financial Reporting Standards’, AASB4’ Insurance Contracts’, AASB 1023 ‘General Insurance Contracts’ and AASB 1038 ‘Life Insurance Contracts’; arising from the release of AASB 7.

Application of these standards did not have a material impact on the financial statements.

The preparation of an interim financial report, in conformity with Australian Accounting Standards, requires management to make judgements, assumptions and estimates that affect the application of policies and reported amounts of assets, liabilities, income and expenses.  These estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of asset and liability that are not readily apparent from other sources.  Actual results may differ from these estimates.

A regular review is made of these estimates and underlying assumptions with any movements resulting from a change in the estimates being recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of Australian Accounting Standards that have a significant effect on the financial report and estimates with a significant risk of material adjustment in the next reporting period are discussed below in note 1(c).

(c)  Significant accounting estimates, judgements and assumptions

Key sources of estimation uncertainty

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events.  The key estimates and assumptions that have been applied by the consolidated entity are:

Impairment of goodwill and intangibles with indefinite useful lives

At least annually the consolidated entity assesses whether goodwill and intangible assets, with indefinite useful lives, are impaired.  These calculations involve estimating the recoverable amount of the cash-generating units (‘CGUs’) to which the goodwill and intangible assets, with indefinite useful lives, are allocated.

Share-based payment transactions

The consolidated entity measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted.  The fair value is determined by an external valuer using a Monte-Carlo simulation valuation model and a Black-Scholes framework.

Defined benefit fund assumptions

Various actuarial assumptions are utilised in the determination of the consolidated entities defined benefit fund obligations.

Critical accounting judgements in applying the consolidated entity’s accounting policies

Certain critical accounting judgements in applying the consolidated entity’s accounting policies are described below.

Revenue recognition

In accordance with industry practice the consolidated entity offers discounts or allowances to some of its customers or governmental authorities in the form of rebates, charge backs, price adjustments, discounts, promotional allowances or other allowances.  The consolidated entity’s revenue recognition policy requires management to make a number of estimates relating to rebates and other credits, charge backs and price adjustments.  The accruals for these provisions are presented in the financial statements as reductions to the sale of goods and trade receivables.

Rebates, promotional and other credits

Provisions for rebates, promotional and other credits are estimated based on historical payment experience, estimated customer inventory levels, product dating and expiration and change in contract terms.  Provisions for price adjustments, returns and charge backs require management to make substantive judgements.  The consolidated entity has extensive internal historical information which is used as the primary factor in determining reserve requirements and believes that this historical data, in conjunction with periodic review of available third-party data, updated for any applicable changes in available information, provides a reliable basis for the provision estimates.

Charge backs

The provision for charge backs is the most significant and complex estimate used in the recognition of revenue.  In the United States the consolidated entity sells products directly to wholesalers and generic distributors (‘wholesale customers’) and also sells products indirectly to managed care organisations, hospitals and group purchase organisations (‘indirect customers’).  The consolidated entity enters into agreements with its indirect customers to establish pricing on certain products and the indirect customers then, independently, select a wholesaler from which they purchase the products at the agreed-upon prices.  The consolidated entity then provides a credit to the wholesaler for the difference between the agreed-upon price with the indirect customer and the wholesaler’s invoice price, termed a ‘charge back’. The provision recognised by the consolidated entity for charge backs is estimated using the historical sell-through levels by the wholesale customers to the indirect customers and the estimated wholesaler inventory level.  Management continually monitors the provision for charge backs and makes judgements when it believes that actual charge backs may differ from the estimated reserve.

Price adjustments

Price adjustments, also known as ‘shelf stock adjustments’ are credits issued to reflect decreases in the selling prices of the consolidated entity’s products that customers have remaining in their inventories at the time of the price reduction.  Decreases in selling prices are discretionary decisions made by management to reflect competitive market conditions.  The provision recognised for shelf stock adjustments is based upon specified terms with customers, estimated declines in market prices and estimates of inventory held by customers.

Capitalisation of development costs

Research and development activities are undertaken to maintain the product portfolio and pipeline of the consolidated entity.  The intangible asset accounting policy of the consolidated entity requires that all expenditure incurred on research activities must be expensed while expenditure incurred on development activities must be capitalised.  Capitalisation of development expenditure can only occur if it can be demonstrated that it is probable that the asset will generate future economic benefits.

In applying this policy management are required, for each product development project, to make an assessment of when the project activity transitions from the research phase to the development phase including evaluating whether or not that expenditure is probable of generating future economic benefits for the consolidated entity.

When determining the point from which expenditure incurred in the development phase of a product development project must be capitalised management obtains advice from appropriately qualified and technically skilled employees of the consolidated entity with regard to the likely commercial success of the final product being developed and the technical feasibility of the development.  In conjunction with this advice management reviews whether it is the intention of the consolidated entity to continue with the development at which point a decision is then made as to whether or not the development expenditure should be capitalised.

(d)  Change in accounting policy

In the prior financial year the consolidated entity adopted AASB 132 Financial Instruments: Disclosure and Presentation and AASB 139 Financial Instruments: Recognition and Measurement in accordance with the transitional rules of AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards.  The adoption of AASB 132 and 139  resulted in the consolidated entity recognising available-for-sale investments and all derivative financial instruments as assets or liabilities at fair value.  This change was accounted for by adjusting the opening balance of retained earnings and reserves at 1 July 2005, as disclosed in the reconciliation of movements in equity (note 11).

2.    Segmental Reporting

A geographical segment is engaged in providing products or services within a particular economic environment and is subject to risks and returns that are different from those segments operating in other economic environments.

The consolidated entity’s operations are predominantly made up of the worldwide development, manufacture and distribution of injectable pharmaceuticals.  Business operations recently acquired have increased the consolidated entity’s operations in the area of contract manufacturing.  Manufacturing plants are located in Australia, the USA, Puerto Rico and Germany with products distributed to more than 65 countries in three principal geographical locations, being Asia Pacific, the Americas and Europe, Middle East and Africa.

Segment information is presented in the financial statements in respect of the consolidated entity’s geographical segments which reflects the management and the internal reporting structure of the consolidated entity during the financial period.

Transfer prices between geographical segments are set at an arms’ length basis in a manner similar to transactions with third parties.  Segment revenue, segment expenses and segment results include transfers between the geographical segments.  Inter-segment revenue and inter-segment results represent the internal trading within the consolidated group.  These are eliminated on consolidation.

Segment results include items that are directly attributable to a segment as well as those that can be allocated on a reasonable basis.  Unallocated items comprise expenditure which is not recovered from the operating segments, cash deposits, investments borrowings and tax balances not attributable to the operating segments.  Segment capital expenditure is the total cost incurred during the period to acquire segment assets that are expected to be used for more than one period.

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of customers.

Geographical segments

for the six months ended 31 December 2006

					Europe, Middle East				Consolidated
	Asia Pacific		Americas		& Africa		Eliminations		(continuing operations)
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Segment revenue	95,045	99,276	138,048	87,622	194,789	190,536	—	—	427,882	377,434
Inter-segment revenue	104,223	108,143	23,083	26,918	—	—	(127,306)	(135,061)	—	—
Total segment revenue	199,268	207,419	161,131	114,540	194,789	190,536	(127,306)	(135,061)	427,882	377,434

Segment result before significant items	11,343	13,951	34,599	6,556	40,426	38,924	—	—	86,368	59,431
Significant items	—	—	(12,105)	(86,683)	—	(7,498)	—	—	(12,105)	(94,181)
Segment result	11,343	13,951	22,494	(80,127)	40,426	31,426	—	—	74,263	(34,750)
Inter-segment result	28,384	33,311	(16,432)	(1,510)	(14,261)	(27,675)	2,309	(4,126)	—	—
Total segment result	39,727	47,262	6,062	(81,637)	26,165	3,751	2,309	(4,126)	74,263	(34,750)

Unallocated significant items									(56,352)	(21,515)
Unallocated expenses									(18,606)	(1,134)

Loss before finance costs									(695)	(57,399)

Net finance costs									(910)	(3,089)
Share of profit/(loss) of associates and joint ventures	233	(156)	—	—	—	—	—	—	233	(156)

Net loss before tax									(1,372)	(60,644)

Income tax expense									(9,623)	(9,028)

Net loss for the period									(10,995)	(69,672)

3.     Hospira, Inc. acquisition of Mayne Pharma Limited

On 21 September 2006 Mayne Pharma Limited (‘Mayne Pharma’) announced that the Company had entered into a Scheme Implementation Agreement (‘The Scheme’) with Hospira, Inc. (‘Hospira’), a US based specialty pharmaceutical and medication delivery company, under which Hospira  would acquire 100% of the share capital of Mayne Pharma Limited for $4.10 per share.  Additionally, Hospira agreed to settle Mayne Pharma's obligation to pay compensation to holders of share options under the Mayne Executive Share Option Plan on cancellation of those options, based on the difference between their strike price and $4.10. The total consideration payable by Hospira to Mayne Pharma shareholders and option holders under the Scheme of Arrangement amounted to $2,643 million.

On 20 December 2006, the Shareholders of Mayne Pharma approved the Scheme, followed by Court ratification of the vote on 19 January 2007. Trading in shares of Mayne Pharma Limited was suspended on the Australian Stock Exchange on 22 January 2007 and Mayne Pharma was delisted from the Exchange on 5 February 2007.

4.     Mayne Group Limited Demerger of Mayne Pharma Limited

On 16 November 2005, the shareholders of Mayne Group Limited voted in favour of the proposed demerger and the separate Australian listing of its international injectable generic and specialty pharmaceutical business from its domestic healthcare business.  Following approval of the demerger by shareholders, on the 18 November 2005, the Supreme Court of Victoria officially endorsed the demerger Scheme of Arrangement thereby effecting the separation of the two businesses from that date.

On approval of the demerger two new companies, both listed on the Australian Stock Exchange (‘ASX’), were formed, being:

•               Mayne Pharma Limited (formerly Mayne Pharma Pty Limited), an international pharmaceutical company focused on research and development, manufacture, marketing and distribution of injectable generic and specialty pharmaceuticals; and

•               Symbion Health Limited (formerly Mayne Group Limited), a large Australian healthcare-focused company with leading market positions in pathology, diagnostic imaging, pharmacy and health-related consumer products.

Both companies commenced trading on the ASX on 21 November 2005.

To implement the approved demerger a number of transactions occurred, the most significant of these transactions included an internal restructure of businesses and assets within Mayne Group prior to the separation, capital reduction and share issue that occurred in the appropriate entities to effect legal separation of the businesses.

Internal Restructuring

On approval of the demerger, but prior to the actual separation of the pharmaceutical business, the ownership of a number of operational entities of Mayne Group Limited (‘Mayne Group’) was transferred within the Group to create the appropriate ownership structure for the swift demerger of the pharmaceutical business from Mayne Group.  As a result of this internal restructure Mayne Pharma Limited (‘Mayne Pharma) acquired FH Faulding & Co Limited from Mayne Group for consideration of $73.3 million.  This consideration was not paid in cash but was added to the outstanding loan amounts owed by Mayne Pharma to Mayne Group.

See note 16 for further details of the FH Faulding & Co Limited acquisition.

Capital/Debt Restructure

On approval of the demerger the capital structures of both Mayne Group Limited and Mayne Pharma changed significantly.

In accordance with the demerger Scheme of Arrangement, Mayne Group Limited reduced its capital and Mayne Pharma issued 640,655,316 new shares.  Instead of the Mayne Group shareholders receiving their Capital Reduction entitlements in cash the amounts were automatically applied, on behalf of the shareholders, as payment for the Mayne Pharma shares that had been issued.  As a consequence of the transaction each shareholder received one Mayne Pharma Limited Share for every Mayne Group Share held.

The impact of the above transaction on Mayne Pharma was that as a result of the Mayne Group Limited capital reduction and share purchase, made by Mayne Group Limited on the behalf of its shareholders, the outstanding loan amounts owed to Mayne Group Limited were extinguished by Mayne Pharma through the share issue.

At the date of the demerger, 18 November 2005, the net value of outstanding amounts owed by Mayne Pharma to Mayne Group of $1,608.8 million were capitalised by Mayne Pharma under the Scheme of Arrangement.

Cash position

Under the demerger Scheme of Arrangement, Mayne Pharma was to leave the Mayne Group with cash representing the business net cash flows (including capital expenditure) for the period from 1 July 2005 to the date of the demerger, being 18 November 2005.  In settlement of this agreement under the demerger Scheme of Arrangement, Mayne Pharma received cash totalling $37.8 million from Mayne Group.

		Dec 2006	Dec 2005
		$’000	$’000
5.	Other income
	Other trading revenue	2,317	1,175
	Government grants	572	351
	Other income	3,207	3,792
		6,096	5,318
6.	Individually significant items included in other expenses
	The following significant items are included in other expenses in the income statement:
	Expenses associated with the Hospira acquisition	(46,721)	—
	Impairment of property, plant and equipment	(12,579)	(58,894)
	Expenses associated with the examination of a possible listing on the London Stock Exchange	(6,695)	—
	Legal and other expenses associated with Epirubicin litigation	(4,077)	—
	Income /(expenses) associated with the demerger of Mayne Pharma Limited	1,141	(11,858)
	Income/(expense) associated with Propofol	474	(19,378)
	Impairment of other intangible assets	—	(22,056)
	Impairment of investments	—	(3,510)
	Total significant items	(68,457)	(115,696)

Expenses associated with the Hospira transaction

$46.7 million was incurred in the period in connection with the Scheme of Arrangement entered into with Hospira, comprising principally of advisors’ fees and staff retention costs.

Recoverability of property, plant and equipment

In late 2003 it was determined that the manufacturing facility in Aguadilla, Puerto Rico would be upgraded to increase capacity and support expected sales growth in a range of lower value, injectable pharmaceuticals for the US hospital market.  However, as a result of the redefined strategic focus and the identification of other manufacturers to supply some of our oncology-related pharmaceuticals at competitive prices, Mayne Pharma is re-evaluating its options for the Aguadilla facility.

The alternatives included continued operation, divestment, and closure of the facility.  At 31 December 2005 a decision had not been reached and an impairment loss of $58.9 million was recognised after taking into consideration future cash flows from the facility under the three alternatives. At December 31 2006, the future cash flows were re-evaluated and a further impairment of $12.6 million was recognised.

Expense associated with Epirubucin litigation

In June 2005 a liability was established for legal costs in respect of litigation with with the originator of Epirubicin, an injectable  treatment for cancer.  With settlement now close to finalisation,  a further $4.1m was provided for in the current period  to cover all remaining costs related to the setllement of this dispute.

Expenses associated with the examination of a possible listing on the  London Stock Exchange

In 2006 certain costs, principally fees paid to external advisors, were incurred in connection with the exploration of a possible listing of Mayne Pharma onto the London Stock Exchange. Upon entering into the Scheme of Arrangement with Hospira, the associated activities ceased.

Demerger of Mayne Pharma Limited

In the period an income of $1.1 million was recognised in relation to the release of an excess provision related to restructuring and rebranding of the consolidated entity’s operations on the demerger of Mayne Pharma Limited from Mayne Group Limited (prior period expense of  $11.9 million).

Income/(expense) associated with Propofol

In the prior period,  Mayne Pharma was unsuccessful in defending a non-infringement claim in respect of Propofol by the innovator, AstraZeneca. As a result  a charge of $19.4 million was recognised in the prior period,  comprising an impairment loss in respect of capitalised product development costs for this product and the creation of a provision for related legal costs.  In the current period,  the remaining provision of $0.5m for legal costs was written back.

Impairment of other intangible assets

In the prior period a number of development projects, commenced by previous management, were identified as no longer fitting with the new strategic direction of the consolidated entity.  These projects were ceased and an impairment loss of $14.6 million was recognised.

In the prior period significant items also included an impairment of $7.5 million of previously capitalised development costs of the bio-similar drug erythropoietin (EPO).

Recoverability of investments

The consolidated entity holds an equity investment in a listed company which is classified as available-for-sale.  In accordance with AASB 139 Financial Instruments: Recognition and Measurement the carrying value of the investment is adjusted to reflect the fair value of the shares at each reporting date with the revaluation recognised directly in equity.  In the prior period management identified that the steady decline in the share price of this investment was of a permanent nature and accordingly an impairment loss of $3.5 million was recognised for this diminution in value.

		Dec 2006	Dec 2005
		$’000	$’000
7.	Individually significant items included in income tax expense
	Income/ (expenses) associated with the Hospira acquisition	12,557	—
	Income/ (expenses) associated with the examination of a possible listing on the London Stock Exchange	(1,375)	—
	Income /(expenses) associated with Epirubicin litigation	1,606	—
	Income/(expenses) associated with the demerger of Mayne Pharma Limited	(342)	3,558
	Income /(expenses) associated with impairment of other intangible assets	—	3,687
		12,446	7,245

8.     Property, plant and equipment

Acquisitions and disposals

The consolidated entity acquired assets with a cost of $11.7 million during the six months ended 31 December 2006 (six months to 30 June 2006: $43.3 million), this did not include any assets acquired through business combinations (six months to 30 June 2006: nil).

During the six months to 31 December 2006 no assets were disposed of through the sale of discontinued operations (six months to 30 June 2006: nil).

Impairment losses and asset write downs

The consolidated entity identified impairment losses of $12.6m in respect of property, plant and equipment in the period (six months to 30 June 2006: $0.3m included in “other expenses”)

	Dec 2006	June 2006
	$’000	$’000
Capital expenditure commitments
Premises and leasehold improvements
Due within one year	843	3,913
Between one and five years	—	—
More than five years	—	—
	843	3,913
Plant and equipment
Due within one year	2,002	2,120
Between one and five years	352	—
More than five years	—	—
	2,354	2,120

9.     Intangibles—Product development

	Dec 2006	June 2006
	$’000	$’000
Product development at cost	69,389	51,538
Accumulated amortisation	(9,136)	(7,514)
Written down value	60,253	44,024
Carrying amount at the start of the period	44,024	29,646
Additions	16,032	15,296
Transfers	2,269	—
Impairment of assets	—	(273)
Disposals	—	—
Amortisation expense	(1,953)	(747)
Foreign currency exchange differences	(119)	102
Carrying amount at the end of the period	60,253	44,024

Product development expenditure

During the six months to 31 December 2006, the consolidated entity incurred $28.9 million (six months to 30 June 2006: $31.2 million) on product development activities with $12.9 million (six months to 30 June 2006: $15.9 million) expensed in the income statement.  Of the total expenditure, $16.0 million (six months to 30 June 2006: $15.3 million) related to development expenditure of future products and has been capitalised in accordance with group policy.

No product development intangibles were acquired from business combinations during the six months ended 31 December 2006 (six months to 30 June 2006: nil).

Impairment losses and asset write downs

The consolidated entity incurred no impairment losses in the period.  In the prior six months to 30 June 2006 a loss of  $0.3 million was incurred.

	Dec 2006	June 2006
	$’000	$’000
Capital expenditure commitments
Product development
Contracted for but not provided for or payable:
Within one year	3,139	4,598
Later than one year and less than five years	13,082	10,918
Later than five years
	16,221	15,516

10.   Issued capital

	Dec 2006	June 2006
	$’000	$’000
Ordinary shares
Issued and paid up capital:
640,655,416 Ordinary shares fully paid (640,655,416 fully paid - June 2006)	1,608,760	1,608,760
Total Issued and Paid Up Capital	1,608,760	1,608,760

Terms and conditions of ordinary shares

Holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at shareholders’ meetings.  In the event of winding up of the Company ordinary shareholders rank after all creditors and are fully entitled to any proceeds of liquidation.

Stock Exchange Listing

On approval of the demerger (see note 4) Mayne Pharma Limited listed on the Australian Stock Exchange and commenced trading, under the code ‘MYP’, on 21 November 2005. On 22 January 2007, pursuant to the approval Scheme Arrangement with Hospira,  trading in Mayne Pharma on the exchange was suspended,  and on 5 February 2007 Mayne Pharma was delisted from the Exchange.

Share Issues

No ordinary shares were issued during the six months to 31 December 2006 or during the six months to 30 June 2006.

Share options

The Company has one share based payment option plan under which certain executives and other employees have been granted options (refer note 14).

11.   Reserves and retained profits

	Share-			Foreign
	based	Unrealised	Cash flow	currency	Total	Retained
	payments	gain	hedge	translation	Reserves	Earnings
	$’000	$’000	$’000	$’000	$’000	$’000
Balance at 1 July 2006	988	68	—	31,221	32,277	108,664
Profit retained for the period	—	—	—	—	—	(10,995)
Dividends to shareholders	—	—	—	—	—	(9,610)
Share-based payments	6,708	—	—	—	6,708	—
Actuarial gain/(loss)	—	—	—	—	—	—
Fair value adjustments	—	(338)	—	—	(338)	—
Foreign exchange adjustments on consolidation	—	—	—	(28,750)	(28,750)	—
Transfer to income statement	—	—	—	—	—	—
Balance at 31 December 2006	7,696	(270)	—	2,471	9,897	88,059
Balance at 1 January 2006	24	—	135	13,915	14,074	79,438
Profit retained for the period	—	—	—	—	—	29,375
Dividends to shareholders	—	—	—	—	—	—
Share based payments	964	—	—	—	964	—
Actuarial gain/(loss)	—	—	—	—	—	(149)
Fair value adjustments	—	48	(43)	—	5	—
Foreign exchange adjustments on consolidation	—	—	—	17,306	17,306	—
Transfer to income statement	—	20	(92)	—	(72)	—
Balance at 30 June 2006	988	68	—	31,221	32,277	108,664
Balance at 1 July 2005	—	—	—	(6,451)	(6,451)	149,110
Effect of change in accounting policy	—	(3,112)	—	—	(3,112)	—
Balance at 1 July 2005 restated	—	(3,112)	—	(6,451)	(9,563)	149,110
Profit retained for the period	—	—	—	—	—	(69,672)
Dividends to shareholders	—	—	—	—	—	—
Share based payments	24	—	—	—	24	—
Actuarial gain/(loss)	—	—	—	—	—	—
Fair value adjustments	—	(398)	135	—	(263)	—
Foreign exchange adjustments on consolidation	—	—	—	20,366	20,366	—
Transfer to income statement	—	3,510	—	—	3,510	—
Balance at 31 December 2005	24	—	135	13,915	14,074	79,438

Nature and purpose of reserves

Share-based Payment Reserve

The share-based payment reserve includes the recognition of the fair value of share options granted but not yet exercised in accordance with AASB 2 Share-based Payments(see note 14) .

Unrealised Gain Reserve

The unrealised gain reserve includes the changes in the fair value of investments that are classified as available-for-sale.  Amounts are recognised in the income statement when the available-for-sale financial asset is sold or impaired.

Cash Flow Hedge Reserve

The cash flow hedge reserve is used to record the portion of the gains or losses on a hedging instrument in a cash flow hedge that is determined to be effective.  Amounts are recognised in the income statement when the associated hedge transaction affects the profit and loss . Where the hedging instrument relates to the acquisition of an asset, the amount is recognised in the cost of that asset.

Foreign Currency Translation Reserve

The foreign currency translation reserve records the foreign currency differences arising from the translation of foreign operations on consolidation and the translation of transactions that hedge the consolidated entity’s net investment in a foreign operation or the translation of foreign currency monetary items forming part of the net investment in a foreign operation.  The reserve is recognised in the income statement when the net investment is disposed of.

12.   Dividends

The following dividends were declared and paid by the consolidated entity

For the six months ended 31 December	2006	2005
	$’000	$’000
5 October 2006: 1.5c per qualifying ordinary share fully franked	9,610	—

No dividends have been declared subsequent to 31 December 2006

13.   Earnings per Share

Set out below in (a) and (b) are the basic and diluted earnings per share of the consolidated entity for the six months to 31 December 2006 calculated in accordance with AASB 133 Earnings per Share.

In addition to the basic and diluted earnings per share an alternative earnings per share of the consolidated entity for the six months to 31 December 2005 is provided in part (d) of this note to reflect the impact of the demerger.

On 18 November 2005, to facilitate the separation of the global pharmaceutical businesses from Mayne Group Limited (refer note 4), Mayne Pharma Limited issued 640,655,316 new shares.  Due to the significant change in the capital structure of the company on the issuance of these shares the Board considers the use of an alternative denominator in determining the basic and diluted earnings per share for the comparative period will provide more meaningful information than the earnings per share information calculated in (a) and (b) below.

For the purposes of calculating the alternative earnings per share measure in part (d) of this note the share issue is treated as if it occurred on 1 July 2005.

		Dec 2006	Dec 2005
(a)	Basic earnings per share
	Basic earnings per share attributable to the ordinary shares of the company	(1.7) c	(62.5) c
(b)	Diluted earnings per share
	Diluted earnings per share attributable to the ordinary shares of the company	(1.7) c	(62.5) c

The basic and diluted earnings per share calculations from continuing operations for the six months ended 31 December 2006 were based on the loss attributable to ordinary shareholders of $10,995,000  (six months ended 31 December 2005: loss of $69,672,000).   There were no discontinued operations for the six months ended 31 December 2006 or 31 December 2005.

The weighted number of ordinary shares outstanding during the six months ended 31 December 2006 used in the basic and diluted earnings per share calculations were determined as follows:

	Number of shares
	31 Dec 2006	31 Dec 2005
Weighted average number of ordinary shares (basic)
Issued ordinary shares at 1 July	640,655,416	100
Effect of shares issued in November 2005	—	111,418,333
Weighted average number of ordinary shares at 31 December	640,655,416	111,418,433
Weighted average number of ordinary shares (diluted)
Weighted average number of ordinary shares at 31 December	640,655,416	111,418,433
Effect of share options on issue	2,603,485	86,615
Weighted average number of ordinary shares at 31 December	643,258,901	111,505,048

		Dec 2006	Dec 2005
		$’000	$’000
(c)	Alternative Earnings Per Share
Alternative basic earnings per share
	Basic earnings per share attributable to the ordinary equity holders of the company	(1.7) c	(10.9) c
Alternative diluted earnings per share
	Diluted earingis per share attributable to the ordinary equity holders of the company	(1.7) c	(10.9) c

	Number of shares
	31 Dec 2006	31 Dec 2005
Reconciliation of weighted average number of shares used in the calculation of alternative earnings per share:
Issued ordinary shares at 1 July	640,655,416	640,655,416
Weighted average number of ordinary shares at 31 December	640,655,416	640,655,416
Effect of share options on issue	2,603,485	86,615
Weighted average number of shares used in calculation of diluted earnings per share	643,258,901	640,742,031

14.   Employee benefits—share based payments

Mayne Pharma Executive Share Option Plan (‘ESOP’)

Under the Mayne Pharma ESOP, selected Mayne Pharma executives are eligible to receive options over Mayne Pharma shares.  Options may be offered to executives at such times and on such terms as the Board from time to time decides.  No consideration is payable on grant of the options, unless the Board decides otherwise.

The Board determines the exercise price payable on the exercise of an option when the option is granted.  Under the terms of the ESOP the exercise price is subject to adjustment if Mayne Pharma shares are offered to Mayne Pharma shareholders by way of a bonus issue or rights issue prior to the exercise of the options or, if there is any reorganisation of the issued share capital of Mayne Pharma (including by way of capital reduction, share buy-back or cancellation).

The conditions which must be satisfied before an option may be exercised, including the period during which the option may be exercised and any performance hurdles, are determined by the Board when the option is granted.  Unless the Board determines otherwise, and having regard to the satisfaction of any performance conditions, an option may be exercised notwithstanding that the exercise conditions have not been met:

•                  in circumstances where the relevant executive’s employment with Mayne Pharma terminates as a result of retirement, redundancy, total and permanent disablement or death; or

•                  if a takeover bid or scheme of arrangement is made in respect of the company.

In addition, the Board may determine that an option may be exercised notwithstanding that the exercise conditions have not been met in any other circumstances in its discretion.

Prior to the demerger of Mayne Pharma Limited on 18 November 2005 (see note 4) the Company did not provide any share-based compensation arrangements to employees under this plan.

The movement in share options in the period was as follows:

	July to Dec 2006		Jan to June 2006
	Number	Weighted average strike price	Number	Weighted average strike price
Outstanding at start of period	7,910,000	2.52	4,360,000	2.50
Granted during the period	4,250,000	2.86	3,550,000	2.54
Exercised	—		—
Cancelled during the period	(12,160,000)	2.64	—
Outstanding at end of period	—		7,910,000	2.52

The options granted in the period had an exercise price in the range of $2.63 to $2.90 and a weighted average contractual life of five years. No options were exercised in the current or comparable prior period. 990,000 options held by Jeffrey Wayne Pearce were cancelled  in the period as a result of the cessation of his employment with the Company. Upon approval of the Scheme of Arrangement for the sale of Mayne Pharma Limited to Hospira, Inc. (see note 3)  non -vested options granted to Executives under the ESOP vested immediately and the 11,170,000 remaining outstanding options were cancelled in consideration for a cash settlement equal  to the difference between the option strike price and the Hospira Offer Price ($4.10). Upon cancellation of the options, the full remaining value of the options measured at grant date was charged to income, resulting in an expense of $6.7m in the period (prior period $0.0 m).The cancellation of options under the Scheme of Arrangement resulted in a liability of $16.2 million to the option holders at 31 December 2006 recorded within trade payables and accrued liabilities,  which was charged against the share-based payment reserve. As this liability to the option holders was settled directly by Hospira, Inc on the date of consummation of the Scheme Arrangement, a corresponding receivable of $16.2m has been reflected within trade and other receivables at 31 December 2006, credited against the share -based payments reserve.

Mayne Pharma Senior Executive Short Term Incentive Plan (‘SESTIP’)

Under the SESTIP the Board may award an incentive amount to selected senior executives of Mayne Pharma (an ‘Award’) with the amount awarded being set by reference to a percentage of the executive’s fixed annual remuneration for the year in which the Award is made.  Mayne Pharma executives are required to take a minimum of 40% (or such other percentage as the Board determines) of each Award as deferred Mayne Pharma shares (‘Deferred Shares’).  Mayne Pharma executives may then elect to take a higher proportion up to and including 100% of the amount awarded as Mayne Pharma shares (‘Elective Shares’), with the balance of the award payable in cash.

The Award is based on performance for the year, which is tested against specific performance and service conditions, before it is made.  If the Board determines that the specific conditions applicable to an Award have been satisfied, Mayne Pharma must pay the cash component of the Award to the participant and provide sufficient funds to the trustee of the Mayne Pharma Group SESTIP Trust (the ‘Trustee’) to permit the Trustee to acquire Mayne Pharma shares that are equal to the aggregate number of the Deferred Shares and the Elective Shares comprising the Award.

This plan is currently suspended, no Awards have been made under this plan during the current period (six months to 31 December 2005: nil).

Mayne Pharma Employee Share Plan (‘ESP’)

The Mayne Pharma ESP allows eligible employees to acquire Mayne Pharma Shares from the Plan Trustee (‘Plan Shares’) with an aggregate market value (for each employee) not greater than $1,000.  Eligible employees are employees of a Mayne Pharma Group company and who are invited to participate in the Mayne Pharma ESP by the Plan Trustee.  The Plan Trustee remains the registered holder of the Plan Shares until they are transferred to the participant in accordance with the terms of the ESP.

No purchase price is payable by participating employees for Plan Shares.  Mayne Pharma will contribute to the Plan Trustee the amount required to acquire the shares on behalf of participating employees and the Plan Trustee will then, at the election of Mayne Pharma, either purchase or subscribe for Mayne Pharma shares on behalf of the participant.

No awards have been made to employees under this plan during the current period (six months to 31 December 2005: nil).

15.   Acquisition of controlled entities and businesses

During the six months to 31 December 2006 the consolidated entity did not acquire any business or controlled entity.

30 June 2006

FH Faulding & Co Limited

On 17 June 2005 Mayne Group Limited, the former parent entity of the consolidated entity, announced its intention to demerge its global, injectable generic and speciality pharmaceuticals business to create an independent publicly traded company.   That company is Mayne Pharma Limited (‘Mayne Pharma’), formerly Mayne Pharma Pty Limited.  On 18 November 2005 the shareholders of Mayne Group Limited approved the demerger (see note 4).

The approval of the demerger triggered a number of transactions that occurred to fulfil the requirements of the Implementation Deed, the Demerger Deed, the Internal Restructure Agreements and certain other agreements for the purposes of effecting an internal restructure of Mayne Group Limited prior to separation of the pharmaceutical business.

As a result of the internal restructuring transactions of Mayne Group Limited on 18 November 2005 Mayne Pharma acquired, from Mayne Group Limited, 100% of the shares of FH Faulding & Co Limited, representing the pharmaceutical manufacturing business located in Salisbury Australia, for consideration of $73.3 million.  The fair value of the acquired assets and liabilities is set out below.

In the one and a half months to 31 December 2005 the operations of FH Faulding & Co Limited contributed net profit after tax of $1.4 million to the consolidated net profit for the interim period.  If the restructuring had occurred on 1 July 2005 the estimated impact on revenue for the six months to 31 December 2005 would have been an increase of $13.8 million and an increase in profit of $5.2 million.

In addition, the internal restructuring transactions that took place as a result of the demerger resulted in other assets totalling $2.4 million being transferred from Mayne Group Limited to Mayne Pharma Limited.

Biologici Italia Laboratories

On 1 July 2005 the consolidated entity entered into an agreement to acquire the hospital sales and distribution capability of Biologici Italia Laboratories, a pharmaceutical company based in Milan, Italy.  The acquisition was completed on 2 August 2005 with the consolidated entity acquiring the business and assets for a total consideration of $16.3 million.

Effect of acquisitions

The acquisitions had the following effect on the consolidated entity’s assets and liabilities at 30 June 2006.

			Mayne
		FH Faulding	Pharma		Acquiree
	Biologici Italia	& Co	recognised	Fair value	carrying
	Laboratories	Limited	values	adjustments*	amounts
	$’000	$’000	$’000	$’000	$’000
Property, plant and equipment	5	47,954	47,959	(3,866)	44,093
Intangible assets	421	47,954	48,375	(47,410)	965
Inventories	962	5,015	5,977		5,977
Trade and other receivables	13	22,417	22,430		22,430
Cash and cash equivalents	—	(615)	(615)		(615)
Interest-bearing loans and deposits	—	(50,458)	(50,458)		(50,458)
Trade and other payables	(248)	(25,902)	(26,150)	15,195	(10,955)
Net identifiable assets and liabilities	1,153	46,365	47,518	(36,081)	11,437
Goodwill on acquisition	15,195	26,955	42,150
Consideration paid	16,348	73,320	89,668
Satisfied in:
-cash	16,005	—	16,005
-deferred consideration	343	—	343
-creation of interest-bearing borrowing	—	73,320	73,320
Cash/(overdraft) acquired	—	(615)	(615)
Net cash outflow	16,005	615	16,620

*All of the above fair value adjustments were made in relation to the acquisition of FH Faulding & Co Limited

Goodwill has arisen on acquisition of FH Faulding & Co Limited and the business of Biologici Italia Laboratories because of existing customer relationships and the inherent knowledge of employees that did not meet the criteria for recognition as an intangible asset at the date of acquisition.

16.   Contingent Liabilities

Legal proceedings

Mayne Pharma is involved in various legal proceedings considered typical to its business, including litigation relating to employment, product liability, commercial disputes, infringement of intellectual property rights and the validity of certain patents.  Although there can be no assurance regarding the outcome of any of the legal proceedings or investigations, management do not expect them to have a materially adverse effect on the consolidated entities financial position or profitability.

The information usually required by AASB 137 Provisions, Contingent Liabilities and Contingent Assets has not been disclosed on the grounds that it can be expected to seriously prejudice the outcome of this litigation.

Contractual Commitments

Mayne Pharma enters into consulting agreements with professional advisers from time to time as part of the normal operations of the business.  In some instances these agreements may have contingent fees associated with the agreements.  Given confidentiality restrictions in those agreements, the contingent fees have not been disclosed.

17.   Related Parties

Transactions with key management personnel

During the six months to 31 December 2006, associates purchased goods from the consolidated entity in the amount of $1,794,689 (six months to 31 December 2005 $3,364,864) and at 31 December 2006 associates owed the consolidated entity $739, 010 (30 June 2006: $1,467,467).  Transactions with the associate are priced on an arm’s length basis.

No dividends were received from associates during the six months to 31 December 2006 or six months to 31 December 2005.

18.   Subsequent events

Completion of Acquisition by Hospira, Inc.

On 21 September 2006 Mayne Pharma Limited (‘Mayne Pharma’) announced that the company had entered into a Scheme Implementation Agreement with Hospira, Inc. (‘Hospira’), a U.S. based specialty pharmaceutical and medication delivery company, under which Hospira would  acquire 100% of the ordinary share capital of Mayne Pharma Limited for $4.10 cash per share.  On 20 December 2006 the shareholders of Mayne Pharma approved the Scheme, followed by Court ratification of the vote on 19 January 2007.  Consummation of the Scheme of Arrangement took place on 2 February 2007, and  Mayne Pharma Limited was delisted from the Australian Stock Exchange on 5 February 2007.

Cancellation of Share Options

Upon approval of the Scheme of Arrangement for the sale of Mayne Pharma Limited to Hospira, Inc., options granted to key management personnel under the Mayne Pharma Executive Share Option Plan were cancelled in return for for a cash consideration which was settled by Hospira, Inc. on consummation of the Scheme of Arrangement.

Cancellation of Debt Facility

Pursuant to change of control provisions in the related agreement and at the request of Hospira, the $225m unsecured syndicated multi-currency and multi-issuer three year bank debt facility was cancelled in February 2007. The facility was undrawn at 31 December 2006.

Closure of Aguadilla Manufacturing Facility

Subsequent to the balance date and completion of the acquisition of the company by Hospira, Inc., Hospira conducted a strategic review of the Aguadilla manufacturing facility in the context of post acquisition plans for the company.  The review was completed in early March 2007 and Hospira decided for strategic and economic reasons to close the facility. An announcement was made to employees on 8 March 2007 with the closure expected to be completed by no later than June 2007.

19.                               Summary of differences between Australian Equivalents to International Financial Reporting Standards and generally accepted accounting principles in the United States of America

The consolidated financial statements of Mayne Pharma Ltd. (the “Group” or the “Company”) have been prepared in accordance with Australian Accounting Standards, being Australian Equivalents to International Financial Reporting Standards (herein referred to as “A-IFRS”) as approved by the Australian Accounting Standard Board (“AASB”).A-IFRS differ in certain significant respects from generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The effects of the application of U.S. GAAP on consolidated net income for the six months period ended December 31, 2006 and 2005 are set out in the table below:

		Six months ended December 31,
(in thousands of AU$)	Ref.	2006	2005

Net income / (loss) as determined under A-IFRS		(10,995)	(69,672)

U.S. GAAP adjustments:

Pension & post retirement benefits	(A)	(409)	(261)
Stock based compensation	(D)	(1,014)	—
Development costs	(E)	(16,291)	5,153
Restructuring provisions	(F)	1,951	4,121
Long lived asset impairment	(G)	12,579	—
Internal restructuring - FH Faulding & Co Ltd.	(I)	950	6,060
Unallocated costs	(J)	—	(2,306)
Income taxes on above adjustments		2,822	1,642

Net income / (loss) as determined under U.S. GAAP		(10,407)	(55,263)

Earnings / (loss) per share under U.S. GAAP - Basic		(1.6)c	(8.6)c
Earnings / (loss) per share Under U.S. GAAP - Diluted		(1.6)c	(8.6)c

The effects of the application of U.S. GAAP on consolidated shareholders’ equity as of June 30, 2006 December 31, 2006 are set out in the table below:

(in thousands of AU$)	Ref.	December 31, 2006	June 30, 2006

Shareholders’ equity as determined under A-IFRS		1,706,716	1,749,701

U.S. GAAP adjustments:
Pension & post retirement benefits	(A)	(549)	(140)
Goodwill amortization	(C)	80,029	80,029
Development costs	(E)	(82,018)	(65,786)
Restructuring provision	(F)	6,211	4,260
Long lived asset impairment	(G)	12,579	-
Internal restructuring - FH Faulding & Co Ltd.	(H)	(31,494)	(32,444)
Unallocated costs	(I)	(11,015)	(11,015)
Deferred income taxes on above adjustments		11,871	9,373

Shareholders’ equity as determined under U.S. GAAP		1,692,330	1,733,978

(A).         Pensions and postretirement benefits

Deferred actuarial gains and losses

Under A-IFRS, the Group has early adopted the revised AASB 119 “Employee Benefits” as part of the transition to A-IFRS effective July 1, 2004 and has elected to recognize all actuarial gains and losses directly in equity with the other components of defined benefits costs being recognized in the income statement.

Under U.S. GAAP, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employer’s Accounting for Pensions,” the Group recognizes amortization of the unrecognized net actuarial gain or loss if, as of the beginning of the year, the unrecognized net actuarial gain or loss exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets. If amortization is required, the amortization is charged to earnings and is computed as that excess divided by the average remaining service period of active employees expected to receive benefits under the pension plan.

Minimum pension liabilities

Under A-IFRS, minimum pension liabilities are not required to be recorded.

Under U.S. GAAP, a minimum pension liability is required to be recognized when the accumulated benefit obligation exceeds the fair value of plan assets by an amount in excess of accrued or prepaid pension cost as calculated by actuarial methods. The additional minimum liability is offset by an intangible asset up to the amount of any unrecognized prior service cost, and the excess is recorded in comprehensive income, net of income taxes.

Under U.S. GAAP, the additional minimum pension liability recorded by the Group in shareholders’ equity as of June 30, 2006 amounted to AU$40.

(B).         Contingent consideration

In 2005, the Company acquired PHT Pharma Srl for a total consideration of AU$25.9 million. AU$2,152 of the total purchase consideration is contingent upon the receipt of an authorization from a regulator.

Under A-IFRS, in accordance with AASB 3 “Business Combinations” contingent consideration is recorded at the time of acquisitions as part of acquisition cost if it is known and measurable.

Under U.S. GAAP, in accordance with SFAS No. 141 “Business Combinations”, consideration that is issued or issuable at the expiration of the contingency period or that is held in escrow pending the outcome of the contingency shall be disclosed but not recorded as a liability or shown as outstanding securities unless the outcome of the contingency is determinable beyond a reasonable doubt.

Under U.S. GAAP, goodwill and provisions would be reduced by AU$2,152 compared to the amounts recognized under A-IFRS being the amount of the contingent purchase consideration.  There is no reconciling item as this difference in accounting treatment has neither an impact on net income nor an impact on the net equity.

(C).         Goodwill amortization

Prior to the transition to A-IFRS, in accordance with Australian GAAP goodwill was amortised on a straight line basis over the estimated useful life, such period not exceeding 20 years.

Upon the adoption of A-IFRS as of July 1, 2004, the Company elected to restate business combinations completed after October 1, 2003 but prior to the transition date.  For these business combinations, the Company reversed against equity the accumulated goodwill amortization recognized under Australian GAAP . For acquisitions completed prior to October 1, 2003, the net book value of goodwill at the date of transition to A-IFRS is deemed to be the “cost” and amortization of goodwill ceased at the date of transition.  Subsequent to the adoption of A-IFRS, goodwill is not amortized, but is rather subject to impairment tests performed annually.

Under U.S. GAAP and in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets,” effective starting with fiscal years beginning after December 15, 2001 with the exception of goodwill acquired after June 30, 2001, goodwill is not amortized but is subject to an annual impairment test. The Group recognized acquired goodwill during the period from June 30, 2001 to July 1, 2002 (beginning of the first fiscal year after the effective date of SFAS 142) relating to the acquisition by Symbion Health Limited (formerly Mayne Group Limited) of FH Faulding & Co Ltd in October 2001.  Under U.S. GAAP, the accumulated amortization expense of AU$80,029 recorded under Australian GAAP from October 2001 to July 1, 2004 has been reversed.

(D).         Stock based compensation

Under A-IFRS, in accordance with AASB 2 “Share Based Payment,” the grant date determined for the valuation of the stock options is the date at which the Group and the employees have a shared understanding of the terms and conditions of the arrangements.

Under U.S. GAAP, SFAS No. 123(R) “Share Based Payment (Revised 2004)” defines the following criteria that should be satisfied in establishing a grant date:

1)                          The employer and its employee have reached a mutual understanding of the award’s key terms and conditions

2)                          The company is contingently obligated to issue shares or transfer assets to employees who fulfill vesting conditions

3)                          An employee begins to benefit from, or be adversely affected by, subsequent changes in the employers stock price (e.g. the exercise price for an option is known at the grant date)

4)                          Awards are approved by the board of directors, management, or both if such approvals are required, unless perfunctory.

The difference in the criteria for the determination of the grant date under U.S. GAAP compared to that under A-IFRS has resulted in the grant date for certain stock awards being earlier under A-IFRS than that determined under U.S. GAAP.  The net impact of the shorter time periods that the awards were outstanding under U.S. GAAP and the impact of movements in the share price during this period on the valuation of the awards has resulted in a different stock compensation expense under A-IFRS and U.S. GAAP. As a result, AU$1,014 of additional compensation expense has been recorded under U.S. GAAP in the six month period ended December 31, 2006.

(E).          Development costs

Under AASB 138 “Intangible Assets,” expenses related to the development phase of a research and development project shall be capitalized if certain criteria are met:

•                  Technical feasibility of completing the project so that it will be available for use or sale;

•                  Intention to complete the project;

•                  Ability to use or sell the intangible asset arising from the project;

•                  Capacity to generate probable future economic benefits;

•                  Availability of adequate resources to complete the development; and

•                  Ability to measure the expenditures attributable to the project.

Under U.S. GAAP, in accordance with SFAS No 2 “Accounting for Research and Development Costs,” research and development costs shall be charged to expense when incurred.

Under U.S. GAAP development costs capitalized under A-IFRS are reversed as none of the capitalized costs are related to the development of computer software as defined by SFAS No. 86 “Accounting for the costs of computer software to be sold, leased or otherwise marketed”, and which are capitalized under U.S. GAAP. Any impairment charges relating to capitalized development costs recognized under A-IFRS are reversed for U.S. GAAP as these development costs would not have been capitalized under U.S. GAAP.

(F).          Restructuring provision

During the 2006 financial year, the Group recorded a provision for employee redundancy under A-IFRS of AU$3,935 associated with the committed closure of the Ampoule line.  Details of the exit plan were finalized and agreed in June 2006. A total amount of AU$2,498 was paid in November 2006 with the remaining portion expected to be paid in March 2007.

As a result of the de-merger, in November 2005, the Group recorded a provision for employee redundancies under A-IFRS of AU$7,142. The termination benefits have been paid to employees based on their termination date ranging from November 2005 up to September 2006.

In October 2006, as a result of the acquisition by Hospira, the Group entered into retention agreements with a number of employees. The basis of the retention plan is such that the relevant employees will receive a specific percentage of their salary on July 1, 2007, provided that they do not resign before that date. Total retention provision amounts to AU$8,598 under A-IFRS.

Under U.S. GAAP, in accordance with SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities”, if future service is required for employees to receive the one-time termination benefit, the Group must initially, at the communication date, measure the liability at its fair value as of the termination date. That liability must then be recognized ratably over the future service period.  The initial recognition of these provisions under A-IFRS have been reversed, under U.S. GAAP, as the employees were required to render services until they were terminated in order to receive the termination benefits.   The costs associated with the redundancy are then recognized under U.S. GAAP in subsequent accounting periods as the employees provide services.

(G).         Impairment of long lived assets

In December 2006, the Group recognized an impairment charge of AU$12,579 under A-IFRS related to the Aguadilla manufacturing facility. The impairment charge has been determined in accordance with AASB 136 “Impairment of Assets” by comparing the carrying value of the facility with its recoverable amount.  In assessing the recoverable value, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects market assessments of the time value of money and the risks specific to the facility.

Under U.S. GAAP, long lived asset impairment is determined in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.  Under SFAS 144, an impairment loss must be recognized when the future undiscounted cash flows expected to be generated by the long lived asset from its use are less than the carrying amount of the asset. When the undiscounted cash flow analysis indicates the carrying value of a long lived asset is not recoverable, the amount of the impairment loss is determined by measuring the excess of the carrying amount of the long lived asst over its fair value.  Fair value is estimated based on discounted cash flows, or any other more appropriate information available in the circumstances.

Under U.S. GAAP the impairment loss of AU$12,579 recognized under A-IFRS has been reversed as the sum of the undiscounted cash flows expected to be generated by the facility was greater than the carrying value of the facility.

(H).         Internal restructuring - FH Faulding & Co.

At date of the de-merger, the Group acquired FH Faulding & Co. Limited (“FHF”) from Mayne Group Ltd. for a total consideration of AU$73,320. This consideration was not paid in cash but was added to the outstanding loan amounts owed by the Group to Mayne Group Ltd.

Under A-IFRS, this acquisition was accounted for under the purchase method and the results of FHF have been included in the consolidated financial statements since the acquisition date of November 18, 2005. As a result of the acquisition, goodwill of AU$26,955, an intangible asset of AU$47,410, a deferred tax liability of AU$15,195 and a fair value increment of AU$3,866 associated with fixed assets were recorded.

Under U.S. GAAP at the time of the sale FHF was directly owned by Mayne Group Ltd. and, accordingly, under the guidance of SFAS No. 141 “Business Combinations” this acquisition constitutes a transaction between entities under common control.  Accordingly, such transfer should be accounted for by the Group at the carrying amounts in the accounts of Mayne Group Ltd. at the date of the transfer.

In accordance with SFAS 141, an adjustment has been made for U.S. GAAP purposes to reduce the net assets of FHF recognized under A-IFRS at December 31, 2006 (June 30, 2006) by AU$45,415 (AU$46,081), comprising a reduction in goodwill of AU$18,755 (AU$18,755), a reduction in intangible assets (net of amortization differences) of AU$33,952 (AU$34,902), a reduction in deferred tax liabilities of AU$10,186 (AU$10,471) and a reduction in fixed assets of AU$3,866 (AU$3,866).

SFAS 141 also requires that the financial statements of the receiving entity report the transfer as though it had occurred at the beginning of the period and that financial statements for prior periods be restated to furnish comparative information.  Accordingly, an adjustment has been made for U.S. GAAP purposes to include the net results of the FHF business for the first four and a half months of 2006, being AU$6,060 (including sales revenue of AU$13,848 and cost of goods sold of AU$5,684) in the financial statements of the Group.  This adjustment also increased the net assets recognized under U.S. GAAP as at June 30, 2006.

(J)           Unallocated costs

A-IFRS does not require an allocation of parent company corporate overhead costs when preparing financial statements following a spin off.

Under U.S. GAAP, in accordance with Staff Accounting Bulletin Topic 1-B, carve-out financial statements should reflect a reasonable basis of allocation of corporate overhead costs from the parent company or other unit within the organization providing services, including allocation of interest expense where not already reflected in the results of the carve out business.  Carve-out financial statements should present operating results that reflect all of the “costs of doing business” notwithstanding that some of the costs may not have historically been allocated to the carve-out entity.  As such, under U.S. GAAP, for the first four and half months in 2006, AU$2,306 of unallocated costs incurred by Mayne Group Ltd. have been reflected in the Group’s financial statements.